Exhibit 10.30

SCHEDULE OF 2006 EXECUTIVE SALARIES

Executive Salaries and Bonuses. On January 13, 2006, the Compensation Committee of our Board of Directors increased the annual salary of our named executive officers, in accordance with the terms and conditions of the respective employment agreements previously filed by us, as follows:

C. Taylor Pickett	$ 515,000

Daniel J. Booth	$ 317,000

Robert O. Stephenson	$ 255,000

R. Lee Crabill	$ 246,000

Also, the Compensation Committee approved 2005 cash bonus payments to executive officers in the following amounts set forth below opposite the name of such officer:

C. Taylor Pickett	$ 555,000

Daniel J. Booth	$ 192,500

Robert O. Stephenson	$ 162,500

R. Lee Crabill	$ 118,500

These bonus amounts were determined in accordance with performance-based criteria established by the Compensation Committee in 2005, pursuant to which the executives would be paid 100% percent of the bonus amounts available under their respective employment agreements if we achieved an adjusted funds from operations per share of common stock for the fiscal year ended December 31, 2005 equal to or in excess of certain targeted levels.